Confidential treatment requested by the registrant for its submission of this draft registration	MIC-141
statement pursuant to Securities and Exchange Commission Rule 83

Exhibit 5.1

Hogan Lovells (Luxembourg) LLP 52, Boulevard Marcel Cahen L-1311 Luxembourg Grand Duchy of Luxembourg T +352 26 4 26 0 F +352 26 4 26 999 www.hoganlovells.com

Pierre Reuter
Millicom International Cellular S.A.	Office Managing Partner
2, rue de Fort Bourbon	pierre.reuter@hoganlovells.com
L-1249 Luxembourg	D +352 26 4 26 201
Grand Duchy of Luxembourg
	Our ref	193416
	Matter ref.:	1G0384.000154

[*] May 2019

(the "Addressee")

Dear Sirs,

We have acted as Luxembourg legal advisers to Millicom International Cellular S.A., a public limited liability company (société anonyme) incorporated in the Grand Duchy of Luxembourg, having its registered office at 2, rue de Fort Bourbon, L-1249 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies' Register (the "Companies' Register") under number B 40 630 (the "Company"), in connection with the Company’s Registration Statement on Form F-1 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the global offer by the selling shareholder (as defined in the Registration Statement) of up to [***] common shares of the Company with a par value of one United States dollar and fifty cents (USD 1.50), each currently constituting of the issued share capital of the Company of one hundred and fifty-two million six hundred and eight thousand eight hundred and twenty-five United States dollars and fifty cents (USD 152,608,825.50) (the "Existing Shares").

Documents Examined

1.	For the purpose of giving this opinion, we have examined:

(a)	the following opinion document:

(i)	the Registration Statement;

(b)	the following corporate documents (the "Corporate Documents"):

(i)	an electronic copy of the consolidated articles of association (statuts coordonnés) of the Company dated 4 May 2018 (the "Articles");

(ii)	an electronic copy of an excerpt from the Companies' Register dated [***] 2019 pertaining to the Company (the "Excerpt");

Confidential treatment requested by the registrant for its submission of this draft registration statement pursuant to Securities and Exchange Commission Rule 83	MIC-142

(iii)	an electronic copy of the written resolutions of the Company's board of directors dated [***] 2019 approving the Registration Statement (the "Board Resolutions");

(iv)	an electronic copy of a certificate issued by the Companies' Register certifying that as of [***] 2019 no judicial decision has been registered in the Companies' Register as per article 13, items 2 to 12, and article 14 of the law of 19 December 2002, as amended, regarding the Companies' Register, as well as the accounting and the annual accounts of companies, according to which any of the judicial procedures referred to in said articles (including bankruptcy (faillite), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite) and reprieve from payment (sursis de paiement) would be applicable to the Company (the "Non-bankruptcy Certificate");

(v)	a confirmation certificate issued by the Company with respect to certain factual matters, dated [***] 2019 (the "Confirmation Letter"); and

(vi)	a copy of the shareholder register of the Company evidencing that a total of 101,739,217 common shares of the Company have been issued (the "Shareholder Register").

2.	In giving this opinion, we have relied, without further enquiry, on our examination of the Registration Statement and the Corporate Documents as set forth above. We have not examined any other documents or records nor made any enquiries or searches. Apart from advising on Luxembourg-law-related disclosure, we have not been involved in drafting, structuring or negotiating the Registration Statement.

Save for the examination of the Registration Statement and the Corporate Documents, we have not conducted any due diligence of any nature with regard to any party (including the Company).

Except for those matters of Luxembourg law which are specifically addressed in this opinion, we express no opinion or view on the Registration Statement or the transaction contemplated by it, including (without limitation) whether the Registration Statement and the transaction contemplated by it is effective to achieve commercial, accounting, tax and/or other objectives.

Scope of Opinion

3.	This opinion is given only with respect to Luxembourg law in force at the date hereof. No opinion is expressed or implied as to the laws of any other territory, or as to matters of fact. We do not undertake to revise, update or amend this opinion in connection with or to notify or inform you of, any developments and/or changes under Luxembourg law subsequent to the date hereof.

This opinion and all non-contractual obligations arising out of or in connection with this opinion shall be governed by and construed in accordance with Luxembourg law and the competent Courts of Luxembourg-City shall have the exclusive jurisdiction thereon.

In this opinion Luxembourg legal concepts are expressed in English terms and not in their French or German terms and these concepts may not be identical to the concepts described by the English terms as they exist under the laws of foreign jurisdictions.In the event of a conflict or inconsistency between legal terms or concepts, the relevant expression shall be deemed to refer exclusively to Luxembourg legal concepts and we accept no liability for such conflict or inconsistency.

Hogan Lovells

Confidential treatment requested by the registrant for its submission of this draft registration statement pursuant to Securities and Exchange Commission Rule 83	MIC-143

This opinion is strictly limited to the matters expressly set forth in Section 6 below. Unless otherwise specifically stated herein, we do not express any opinion on (i) public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as such rules are directly applicable in Luxembourg, (ii) any registration, duties required in connection with the entry into the Registration Statement, (iii)  tax matters or (iv) regulatory law, accounting law and/or as to the consequences thereof. Our liability (including that of our partners or employees) in respect of this opinion letter is limited to the assets of Hogan Lovells (Luxembourg) LLP (including insurances but excluding the private assets of partners or employees).

Benefit of Opinion

4.	This opinion is addressed to the Addressee and consent is given for the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the title "Legal Matters" with respect to legal matters as to Luxembourg law in the prospectus contained therein.

Assumptions

5.	This opinion is subject to the following assumptions:

(a)	All original documents relied on or referred to herein are authentic and complete and all signatures and seals thereon are genuine and the persons purported to have signed have in fact signed; all documents provided to us as photocopies, facsimile, transmitted copies or other copies (including those transmitted to us electronically or obtained from a website) conform to the original documents to which they relate and the above assumption regarding original documents and the signatures and seals thereon apply.

(b)	The directors and the authorised persons of the Company had the legal capacity (capacité légale) when executing any acts in relation to the Registration Statement.

(c)	The Board Resolutions were properly passed by the board of Directors of the Company and all constitutional, statutory and other formalities were observed; such Board Resolutions have not been amended revoked, declared null and void or rescinded and are in full force and effect.

(d)	The Corporate Documents and the information therein are complete, accurate and up-to-date as of the date hereof and they have been complete, accurate and up-to-date when the Board Resolutions were passed and the Registration Statement was filed.

(e)	All representations made by the Company as to matters of fact in the Confirmation Letter were and are correct, complete and up-to-date.

(f)	There are no provisions of the laws of any jurisdiction other than Luxembourg that would adversely affect the opinions expressed in this legal opinion.

(g)	There have been no amendments to the Corporate Documents.

Hogan Lovells

Confidential treatment requested by the registrant for its submission of this draft registration statement pursuant to Securities and Exchange Commission Rule 83	MIC-144

(h)	The Shareholder Register is true, accurate and up-to-date.

(i)	The issuance of the Existing Shares has been enacted by a Luxembourg public notary in accordance with Luxembourg law

(j)	The Company is not subject to bankruptcy (faillite), composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement).

(k)	The place of central administration (siège de l'administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Council Regulation (EC) N° 2015/848 of 20 May 2015 on insolvency proceedings, the "Insolvency Regulation") the centre of main interest (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg and the Company does not have any establishment (within the meaning of the Insolvency Regulation) outside Luxembourg.

(l)	All shareholders of the Company being in the same situation are being treated equally (including in relation to provision of information to shareholder by the Company).

(m)	The entry into, the filing and the performance of the offer under the Registration Statement is in the corporate interest of the Company.

(n)	The requirements of any applicable law in respect of the offering and/or listing and admission to trading of the Existing Shares of the Company on the actual date of the offering and/or listing and admission to trading have been, will be and will remain fulfilled.

(o)	All formalities and requirements of the laws of any relevant state (other than Luxembourg), and of any regulatory authority therein, applicable to the execution, delivery and enforceability of the Registration Statement have been or will be duly complied with.

Opinion

6.	Based on the foregoing and subject to the qualifications set out below and to any matters not disclosed to us, we are of the following opinion:

(a)	Status, capacity

The Company is a company incorporated and existing under Luxembourg law as a société anonyme

(b)	Existing Shares

The Existing Shares have been validly issued, fully paid up and are non-assessable.

Qualifications

7.	This opinion is subject to the following qualifications:

7.1	Our opinion as regards validity of the issuance of Existing Shares is subject to the limitations resulting from bankruptcy (faillite), insolvency, liquidation (liquidation), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance (actio pauliana), reorganisation or similar Luxembourg or foreign laws and other laws of general application affecting creditors’ rights, including to the extent applicable, any pre-insolvency proceeding.

Hogan Lovells

Confidential treatment requested by the registrant for its submission of this draft registration statement pursuant to Securities and Exchange Commission Rule 83	MIC-145

7.2	In this opinion "non-assessable" means, in relation to the Existing Shares, that the holder of such shares will have no obligation to payments to the company or its creditors, other than the share purchase price and provided that the Existing Shares are fully paid in. Such principle is reflected in article 410-1 (1) of the Luxembourg law of 10 August 1915, on commercial companies, as amended (the "Companies Act") which indicates: "a société anonyme is a company whose capital is divided into shares and which is formed of one or more persons who only contribute to a specific amount. (...)."

7.3	The information contained in the Corporate Documents does not constitute conclusive evidence of the facts reflected therein. The Corporate Documents of or with respect to the Company (including notably the notice of a bankruptcy or a dissolution resolution, notice of appointment of a liquidator, insolvency receiver or similar officer) may not be held immediately at the Companies' Register and there may be a delay in the relevant document to appear on the file of the Company with the Companies' Register.

7.4	We express no opinion as to the correctness or completeness, at all relevant times, of any warranty or representation given by the Company (expressly or impliedly) under or by virtue of the Registration Statement.

7.5	We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Registration Statement.

7.6	We have not considered and do not opine on whether the Registration Statement complies with any public offering of securities and/or stock exchange listing and/or any securities laws disclosure requirements.

7.7	We express no opinion on any applicable licensing or similar requirements.

7.8	We express no opinion on the applicability of the Regulation (EU) No 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC Derivatives, central counterparties and trade repositories or any delegated or implanting regulations (together the "EMIR Regulations").

7.9	Article 1200-1 of the Companies Act provides that the Luxembourg district court (Tribunal d'Arrondissement) dealing with commercial matters, may, at the request of the public prosecutor (Procureur d'Etat), order the dissolution and the liquidation of any company governed by Luxembourg law which seriously contravenes the provisions of the Companies Act, the Luxembourg Commercial Code or any other law governing commercial companies (such as the obligations to file its annual accounts within the legally determined timeframe), the assessment of which is left to the discretion of the competent courts.

Hogan Lovells

Confidential treatment requested by the registrant for its submission of this draft registration statement pursuant to Securities and Exchange Commission Rule 83	MIC-146

Yours faithfully
HOGAN LOVELLS (LUXEMBOURG) LLP
represented by

Pierre Reuter
Office Managing Partner

Hogan Lovells